EXHIBIT 10.1

                    AGREEMENT FOR MANUAL AND VENDING
                      FOOD AND REFRESHMENT SERVICE


This Agreement, made this 28th day of December, 1993, by and between OXFORD HEALTH PLANS located at 800 Connecticut Avenue, Norwalk, CT 06856
(hereinafter referred to as OXFORD) and UDS FOOD MANAGEMENT CORPORATION, 2 Broadway, Hamden, CT 06518 (hereinafter referred to as UDS) for the provision of manual and vending food refreshment service.

                               Witnesseth

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

OXFORD hereby grants to UDS, an independent contractor, the exclusive rights and privileges to sell and dispense by automatic vending machines and by manual means (cafeteria line and special events) food, candy, non-alcoholic beverages, and other such products as are authorized by OXFORD at or upon OXFORD's premises at 800 Connecticut Avenue, Norwalk, CT or such other location where OXFORD shall move such premises. UDS will be granted exclusive rights for commercial office coffee service.

UDS will install vending machines as shall be mutually agreed upon, and will keep such equipment and

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machines adequately serviced and supplied with appropriate merchandise of good quality.

LOCATION OF EQUIPMENT: The location of all vending machines, manual equipment and other facilities to be supplied by UDS shall be mutually agreed upon. Any moves of vending machines or other equipment necessitated by growth or building rearrangements by OXFORD will be accomplished by UDS under conditions to be mutually agreed upon as the occasion arises. UDS shall make no alterations in the premises or change the location of any of the machines, unless authorized by OXFORD in writing.

OWNERSHIP OF EQUIPMENT: It is understood that the manual and vending equipment and any other equipment supplemental to the services that have been supplied by UDS shall remain UDS's property at all times, except that the soft serve machine and ice machine which OXFORD will be leasing will remain the property of OXFORD after all lease requirements have been satisfied. OXFORD will also take reasonable precautions to protect said machines and equipment from damage and will permit UDS to remove them upon termination of this Agreement or upon termination of any renewal thereof.

OXFORD will furnish to UDS, without charge, food preparation and cafeteria areas, and adequate sanitary toilet facilities, including dining room furni-

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ture and food storage areas, owned by OXFORD and to be used in connection with the food service. OXFORD will also furnish to UDS an extension telephone.

MAINTENANCE AND EQUIPMENT: The division of responsibility between OXFORD and UDS is hereafter provided.

OXFORD will be responsible for:

a) mopping of the dining area floors, for the day-to-day cleaning of the dining area, and for the cleanliness of walls, ceilings, windows and light fixtures;

b)   removal of all trash and garbage;

c) furnishing exterminator services, semi-annual cleaning of hoods, ducts and filters; and

d) furnishing maintenance services if and when required for the proper maintenance and repairs of said premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases where the necessity for replacement is caused through the negligence of UDS's employees.

As a cost of operation, UDS will be responsible for:

a) keeping said premises, furniture, fixtures, manual food service equipment and vending machines in a clean and sanitary condition in

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     accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities;

b) routine daily cleaning of the kitchen, cold storage areas and counter areas;

c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.);

d)   purchasing of all food and supplies;

e)   repairing the vending machines;

f)   replacing the vending equipment as required; and

g)   routine daily cleaning for the dining room tables and chairs.

MENUS: UDS will post menus, complete with prices, and all menus will be nutritionally acceptable. UDS will cater special functions for OXFORD as requested, at prices mutually agreed upon and upon at least 72 hours advance notice.

LICENSES AN PERMITS: UDS shall obtain, as a cost of operation prior to commencing operations at OXFORD's premises, all necessary permits, licenses and other approvals required by law for its operation hereunder. UDS expects to begin operation on Monday, __________, 1993. OXFORD agrees to cooperate with UDS and to execute such documents as shall be reasonably necessary or appropriate to obtain said permit,

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licenses and approvals.  UDS shall pay all excise taxes and all fees for permits, licenses, approvals and renewals required for the conduct of its operations.

UTILITIES: OXFORD shall, at its expense, provide UDS with necessary and sufficient refrigeration, freezer space, heat, light, water and electricity for the operations of the manual and vending service.

RECORDS: UDS will at all times maintain an accurate record of all merchandise inventories and sales in connection with the operation of the manual food and vending service. All such records shall be kept on file by UDS for a period of three years, and UDS shall give OXFORD and its agents the privilege, at any reasonable time during the three-year period, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes for such UDS has the sole responsibility to collect, report and pay to the taxing authorities.

INSURANCE: During the term of this Agreement, UDS will provide and maintain, with an insurance carrier licensed to do business in this state $1 Million worth of general liability, automobile and excess liability insurance.

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UDS will indemnify and hold OXFORD, its employees, guests, visitors, and tenants and licensees, their employees, guests, visitors, customers or clients and any space licensor or Landlord harmless from any and all loss, damage or liability arising directly or indirectly out to UDS's operations under this Agreement, including but not limited to, installation and operation of the equipment and acts of omission, commission or negligence of UDS's employees, contractors or agents when engaged in operations under the Agreement.

PERSONNEL POLICIES: All food service employees will be on UDS's payroll and shall at all times be deemed agents, servants and employees of UDS. All persons employed by UDS at OXFORD's premises shall be in uniform at all times. UDS's employees shall comply with the rules and regulation at any time promulgated by OXFORD for the safe, orderly and efficient conduct of all activities being carried out while on OXFORD's premises. UDS shall maintain food service personnel adequate to service the personnel of OXFORD, any invitees of OXFORD, and other tenants of the building. UDS shall not retain at the premises any employee not acceptable to OXFORD for any reason. UDS and OXFORD shall not hire any person(s) formerly employed by the other, within one year from the termination of such person's employment, without the written consent of the other.

OXFORD will allow employees and agents of UDS access to service areas and equipment at all reasonable times. UDS, in performing work by this Agreement,

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shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. UDS's employment policies meet the requirements of the Fair Labor Standards Act and all other regulations required by the United States Department of Labor. UDS is an equal opportunity employer.

ACCOUNTING: UDS keeps records by accounting periods with each month ending on the last Friday of the month. Any statement rendered is due and payable within 15 days after receipt. Accounts which are more than 30 days in arrears are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts. UDS shall promptly provide OXFORD, upon request, complete documentation and back-up for its monthly statements.

FINANCIAL CONSIDERATIONS: OXFORD agrees to pay a subsidy to UDS which will be the difference between the total monthly costs of operation and total monthly sales (as stated in Exhibit A). OXFORD will be billed on a monthly basis.

ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between UDS and OXFORD shall be agreed upon and effected by appropriate officials of the parties. All obligations hereunder are subject

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to federal, state and local regulations.  In the event the building or said premises, or any of them in which UDS's equipment and machines are located, are partially or completely damaged by fire, the elements, the public enemy, or any other casualty, of if UDS is prevented from operating hereunder because of such damage or because of riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of this Agreement.

COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about Dec. 28, 1993, and shall remain in force for one year unless terminated as herein provided. It shall thereafter renew itself automatically for one-year periods until notice of termination is given in writing by either party by registered mail, at least 90 days prior to the termination.

If either party shall fail to perform or observe any of the terms or conditions of this Agreement, the party claiming such failure shall give the other party written notice of such breach. If, within 90 days from such notice, the failure has not been corrected, the injured party may cancel this Agreement by giving written notice.*

Any notice to be given hereunder shall, if to UDS, be sent to Geoffrey Ramsey, President, UDS Food


* Notwithstanding the foregoing, in the event that UDS or the facility is cited with two or more health code violations in any 12 month period, then OXFORD shall have the option to terminate immediately the Agreement upon written notice.

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Management Corporation, 2 Broadway, Hamden, CT 06518, by registered mail;
and, if to OXFORD, be sent to Robert Smoler, Executive Vice President, Oxford Health Plans, 800 Connecticut Avenue, Norwalk, CT 06856 by registered mail.

STATE LAW DEFINITION: The provisions of this Agreement shall be construed under the laws of the State of Connecticut.

In witness whereof, the parties have executed this Agreement as of the date first above written.

ATTEST:                            OXFORD



/s/                                By /s/ ROBERT SMOLER
-----------------------------       ----------------------------------
                                     Robert Smoler
                                     Executive Vice President


ATTEST:                            UNIVERSITY DINING SERVICES, INC.



/s/                                By /s/ GEOFFREY RAMSEY
-----------------------------       ----------------------------------
                                     Geoffrey Ramsey
                                     President



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Neither UDS, nor any of its agents, employees or representatives shall hold itself out as an agent or representative of OXFORD or incur any obligation which will bind OXFORD or create any liens against the premises without the prior written consent of OXFORD.

UDS shall be solely responsible for the collection and timely submission of all taxes and other governmental charges arising out of this Agreement, including, but not limited to employee withhold taxes, unemployment, social security and sales taxes, and agrees to indemnify and hold OXFORD harmless from any penalties, fines or levies arising from a breach of this provision.

UDS agrees to conduct its business in such a manner so as to not (i) violate any laws, regulations, insurance provisions, (ii) create any noxious or offensive odors, (iii) interfere with the quiet enjoyment of the premises by any tenant of the building, or (iv) create any breach of OXFORD's lease. Notwithstanding the cure provisions otherwise set forth in this Agreement, UDS shall cure any breach of this provision within seventy-two (72) hours following written notice of same. OXFORD shall have the option to terminate this Agreement upon written notice in the event that UDS does not cure same within such period.

It is understood and agreed that UDS is an independent contractor, and this Agreement shall not be construed to suggest or imply that UDS is an employee agent or partner of or joint venture with OXFORD.



                                  8(A)

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                                 OXFORD


                            MONTHLY FORECAST

SALES
         CAFETERIA SALES                  24850.00         89.44%
         CHARGE SALES                      2935.00         10.56%

TOTAL SALES                              27,785.00        100.00%

CAFETERIA FOOD

         MEAT-SEAF-PROTEIN                 3250.00         11.70%
         GROCERIES                         5290.00         19.04%
         PRODUCE                           1540.00          5.54%
         BAKERY                            1295.00          4.70%
         MILK                               675.00          2.43%
         COFFEE                             555.00          2.00%

TOTAL FOOD COST                           12605.00         45.00%

         PAYROLL                           8496.00         30.58%
         BENEFITS & TAXES                  2654.00          9.55%
         OTHER PAYROLL EXP                  225.70          0.81%
         VAC/HOLIDAY/ACCRUAL                260.00          0.94%

TOTAL LABOR                               11635.70         41.88%

DIRECT COSTS
         NON-FOOD                          1525.00          5.49%
         CLEANING SUPPLIES                  557.00          2.00%
         RENTAL                               0.00          0.00%
         LAUNDRY                            529.50          1.91%
         REPAIRS                              0.00           0.00
         INSURANCE                          576.18          2.07%
         STATIONERY                           9.92          0.04%
         MISCELLANEOUS                      105.50          0.38%
         ADMINISTRATIVE COST               1444.82          5.20%
         FLOWERS & DECOR                      0.00          0.00%


TOTAL DIRECT                               4747.92         17.09%

TOTAL COSTS                               28988.62        103.97%

OPERATIONS SHORTFALL                      -1203.62         -3.97%

MGMT FEE                                    972.48          3.50%

COST TO OXFORD                            -2176.09         -0.47%


                               EXHIBIT "A"